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Central Hudson Gas & Electric Corporation issued the following
News Release today (September 23, 1998):



    Central Hudson Amends Proposed Holding Company By-Laws


     In July 1998, Central Hudson Gas & Electric Corporation began its proxy solicitation relative to a proposal to form a holding company, CH Energy Group, Inc. That structure will provide the financial and regulatory flexibility needed to effectively engage in competitive businesses while the Company continues to operate its regulated natural gas and electric utility business.
     "We are extremely pleased with the favorable response to our proposal by the majority of our shareholders. However, several institutional shareholders have expressed concern about some of the corporate governance features proposed for CH Energy Group," said John E. Mack III, Chairman of the Board of Directors. "Therefore, in the interest of gaining support from a broader shareholder base, we will amend the proposed By-Laws of CH Energy Group to allow for a majority of its shareholders to call Special Meetings of shareholders."
     The shareholder meeting to act on the holding company proposal will be held on Friday, September 25, 1998.




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                     SCHEDULE 14A INFORMATION

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